Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

MENTOR GRAPHICS CORPORATION ANNOUNCES

PRICING OF PRIVATE PLACEMENT OF

6.25% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2026

WILSONVILLE, OR – February 27, 2006 – Mentor Graphics Corporation (Nasdaq: MENT – News) today announced the pricing of a private placement of $175 million aggregate principal amount of its 6.25% Convertible Subordinated Debentures due 2026 to be issued to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The company has granted to the initial purchasers of the debentures an option to purchase up to an additional $25 million aggregate principal amount of the convertible subordinated debentures for a period of 30 days from February 27, 2006. The company intends to use the net proceeds of approximately $169.5 million from the sale of the debentures to retire, through repurchases or redemption, the outstanding principal and interest on the company’s 6 7/8% Convertible Subordinated Notes due 2007. If the overallotment option is exercised, the company will use the additional net proceeds to repurchase a portion of its outstanding Floating Rate Convertible Subordinated Debentures due 2023, subject to market conditions, and for general corporate purposes.

The debentures will bear interest at 6.25% per annum. The debentures provide for a net share settlement and under certain circumstances may be convertible into cash (up to the principal amount of the notes) and, with respect to any excess conversion value, into cash, shares of common stock of the Company or a combination of cash and shares of common stock at an initial conversion rate of 55.6545 shares per $1,000 principal amount of debentures. At the initial conversion rate, the debentures will be convertible into common stock at a conversion price of approximately $17.97 per share, representing a 60% premium over the last reported sale price of the company’s common stock on February 27, 2006, which was $11.23 per share.

The debentures are redeemable in cash in whole or in part at specified prices declining to 100% of the principal amount plus accrued and unpaid interest at the company’s option beginning on March 6, 2011, upon at least 20 days’ but not more than 60 days’ notice by

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8005 S.W. Boeckman Road • Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com

Mentor Graphics Announces Closing of Private Offering of Debentures

mail to holders of debentures. The holders of the debentures will have the ability to require the company to repurchase the debentures in cash in whole or in part on each of March 1, 2013, 2016 and 2021, and in the event of a fundamental change. In such case, the repurchase price would be 100% of the principal amount of the debentures plus any accrued and unpaid interest.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and any common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Contact:

Mentor Graphics, Wilsonville

Ryerson Schwark, 503.685.7000

ry_schwark@mentor.com